Filed pursuant to Rule 433
                                                      File number: 333-136045-02


[Omitted: Attached Photo of Harbor Court Apartments]



----- Original Message -----
From: Snow, Andrew, GCM < Andrew.Snow@rbsgc.com >
To: Brooks Garriott, Emily; Michael_Patterson@freddiemac.com
< Michael_Patterson@freddiemac.com >; Glenn_ <<Harbor Court
Apartments.JPG>> Errigo@freddiemac.com < Glenn_Errigo@freddiemac.com >
Sent: Sat Jun 09 15:34:46 2007
Subject: RE: GG10 -- Multifamily Annex (external)


nothing crossed outside of LG2.

Harbor Point Apartments does have 4 commercial spaces (totalling 21,900sf), 2 of which are located in residential buildings and 2 are stand-alone. Commercial income is approx 2.4% of income. Given the community-style nature of the complex (see attached picture), while the commercial spaces may be separate, they are integrated into the rest of the complex and not what we would consider "stand-alone".

      -----Original Message-----

      From: Brooks Garriott, Emily [mailto:emily.brooks@gs.com]
      Sent: Saturday, June 09, 2007 3:21 PM
      To: Snow, Andrew, GCM
      Subject: Fw: GG10 -- Multifamily Annex (external)



      Will you please confirm for your loans?  Thanks.

      ----- Original Message -----
      From: Huang, Leo
      To: Brooks Garriott, Emily; Bouquard, Douglas
      Sent: Sat Jun 09 13:22:12 2007
      Subject: FW: GG10 -- Multifamily Annex (external)

      l << 2007-GG10 Multifamily Annex (6.7.07).xls >> oan group 2 = LG2
      - ie anythings crossed with the multi loans?


      _____

      From: Pinkos, Steve
      Sent: Friday, June 08, 2007 4:27 PM
      To: Huang, Leo; Buono, Mark

      Subject: FW: GG10 -- Multifamily Annex (external)


      _____

      From: Joseph E Redding [mailto:joseph_redding@freddiemac.com]
      Sent: Friday, June 08, 2007 4:27 PM
      To: Pinkos, Steve
      Cc: Glenn_Errigo@freddiemac.com;
      Michael_Patterson@freddiemac.com
      Subject: Re: GG10 -- Multifamily Annex (external)


      Steve,

      Please confirm there is no stand alone commercial space and that there are no properties outside of the list crossed with any LG2 properties.


      Regards,

      Joseph Redding
      Multifamily/CMBS Capital & Portfolio Management
      Freddie Mac, (Direct line 571-382-5774)
      1551 Park Run Drive, McLean, VA 22101




         "Pinkos, Steve" < steve.pinkos@gs.com >


         06/07/2007 03:20 PM

      To
      Glenn_Errigo@freddiemac.com, Michael_Patterson@freddiemac.com,
< joseph_redding@freddiemac.com >

      cc

      Subject
      GG10 -- Multifamily Annex (external)




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